1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGPI INTRODUCING NEW INGREDIENT FOR HIGH
FIBER AND REDUCED CARB APPLICATIONS
PER AGREEMENT WITH PENFORD CORP.

         ATCHISON, Kan., April 27, 2004—MGP Ingredients, Inc. (MGPI/Nasdaq), announced plans today to market a new potato-based resistant starch for increasing fiber and reducing carbohydrate levels in food products. Under terms of an agreement with Penford Corporation (PENX/Nasdaq), the ingredient will be produced by Penford using patented processes exclusively licensed to MGPI. The new starch, MGPI FiberStar™ 80 ST, will be introduced to the market immediately.

         “Our arrangement with Penford will help us to further address increased market demand by extending our resistant starch line with the addition of this new potato-based variety,” said Mike Trautschold, executive vice president of marketing and sales. “Penford’s production technologies and high quality standards assure that MGPI and our customers receive required product excellence.”

         Since last summer, MGPI has been producing and marketing FiberStar 70™, a wheat-based resistant starch. “Demand for this ingredient, which enhances fiber content and enables food manufacturers to lower the carbohydrate levels of their products, has been and continues to be unprecedented,” Trautschold said. “In response,” he added, “we are presently completing a series of previously announced projects to improve resistant starch capacity at both our Atchison, Kan., and Pekin, Ill., plants. Our agreement with Penford provides an additional means of stepping up our efforts to serve customers’ needs with increased product variety and quantity.” During the first year of the agreement, MGP Ingredients has agreed to contract for a minimum of $6.2 million of the potato-based resistant starch.

         MGPI FiberStar™ 80 ST delivers a minimum 80 percent of total dietary fiber. Like FiberStar 70™, its water-holding capacity is significantly lower than fiber sources like wheat bran. In addition, both of these resistant starches possess clean flavor, are extremely white in color, and impart a smooth, creamy texture in contrast to many traditional fibers. Depending on their level of inclusion in food formulations, each can provide finished product claims such as “Good Source of Fiber,” or “High Source of Fiber.” Additionally, either resistant starch can be used in combination with MGPI’s specialty wheat proteins to provide solutions for the production of high-protein, reduced carbohydrate foods.

         MGP Ingredients has served customers as an innovative leader in grain processing technology for well over half a century. Today, MGPI supplies the marketplace with a growing array of specialty proteins and starches for use in multiple food systems, personal care products, pet applications and bio-plastics. The company also produces food grade alcohol for beverage and industrial applications, and fuel grade alcohol, commonly known as ethanol.

         Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including food products, papermaking and textiles. Penford has nine locations in the United States, Australia and New Zealand.

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